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ACUSON CORPORATION                                              EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT


Acuson Corporation has the following wholly-owned subsidiaries:

1.      Acuson Pty. Ltd., organized under the laws of Australia.
2.      Acuson Belgium SA/NV, organized under the laws of Belgium.
3.      Acuson Canada Ltd., organized under the laws of Ontario, Canada.
4.      Acuson A/S, organized under the  laws of Denmark.
5.      Acuson OY, organized under the laws of Finland.
6.      Acuson S.A.R.L., organized under the laws of France.
7.      Acuson GmbH, organized under the laws of Germany.
8.      Acuson Hong Kong Ltd., organized under the laws of Hong Kong.
9.      Acuson S.p.A., organized under the laws of Italy.
10.     Acuson Nippon K.K., organized under the laws of Japan.
11.     Acuson Benelux BV, organized under the laws of the Netherlands.
12.     Acuson A/S, organized under the laws of Norway.
13.     Acuson Singapore Ltd., organized under the laws of Singapore.
14.     Acuson Iberica SA, organized under the laws of Spain.
15.     Acuson AB, organized under the laws of Sweden.
16.     Acuson Ltd., organized under the laws of the United Kingdom.
17. Acuson Foreign Sales Corporation, organized under the laws of the Virgin Islands.
18. Acuson International Sales Corporation, organized under the laws of the State of California.
19. Acuson Worldwide Sales Corporation, organized under the laws of the State of California.
20. Sound Technology, Inc., organized under the laws of the State of Pennsylvania.